Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Incentive Plan, of our report dated March 1, 2007, with respect to the consolidated financial statements of LeapFrog Enterprises, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, and the management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of LeapFrog Enterprises Inc., and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Francisco, California
August 2, 2007